Exhibit 4.1

HASBRO, INC.

$500,000,0000 3.500% Notes due 2027

FIFTH SUPPLEMENTAL INDENTURE

Dated as of September 13, 2017

to

Indenture Dated as of March 15, 2000

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,

AS SUCCESSOR TRUSTEE TO THE BANK OF NOVA SCOTIA TRUST COMPANY OF

NEW YORK

as Trustee

This FIFTH SUPPLEMENTAL INDENTURE (the “Fifth Supplemental Indenture”) dated as of September 13, 2017 between HASBRO, INC., a Rhode Island corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as successor trustee to THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered to the Trustee an Indenture dated March 15, 2000 (the “Original Indenture”, and together with this Fifth Supplemental Indenture, the “Indenture”) to provide for the issuance of the Company’s debt securities in one or more series;

WHEREAS, Sections 2.01, 3.01 and 9.01 of the Original Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Original Indenture to provide for specific terms applicable to any series of notes;

WHEREAS, the Company desires to provide for the issuance of a new series of debt securities to be designated as the 3.500% Notes due 2027 (the “Notes”), and to set forth the terms that will be applicable thereto and the form thereof;

WHEREAS, in accordance with Sections 1.02, 7.01 and 9.03 of the Original Indenture, the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that the execution of this Fifth Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent have been complied with and, accordingly, this Fifth Supplemental Indenture, the amendment set forth herein and the Trustee’s execution of this Fifth Supplemental Indenture are authorized pursuant to the Original Indenture; and

WHEREAS, all action on the part of the Company necessary to make this Fifth Supplemental Indenture a valid agreement of the Company and to authorize the issuance of the Notes under the Original Indenture (as supplemented hereby) has been duly taken;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

APPLICATION OF FIFTH SUPPLEMENTAL INDENTURE

AND CREATION OF NOTES

Section 1.01 Application of this Fifth Supplemental Indenture.

Notwithstanding any other provision of this Fifth Supplemental Indenture, the provisions of this Fifth Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Notes.

Section 1.02 Effect of Fifth Supplemental Indenture.

With respect to the Notes only, the Original Indenture shall be supplemented pursuant to Sections 2.01, 3.01 and 9.01 thereof to establish the terms of the Notes as set forth in this Fifth Supplemental Indenture, including as follows:

(a)	the definitions set forth in Article One of the Original Indenture shall be modified to the extent provided in Article II of this Fifth Supplemental Indenture;

(b)	the form and terms of the securities representing the Notes required to be established pursuant to Sections 2.01 and 3.01 of the Original Indenture shall be established in accordance with Sections 1.03, 1.04, 1.05, 1.06, 1.07 and 1.08 of this Fifth Supplemental Indenture;

(c)	the provisions of Article Ten of the Original Indenture regarding certain covenants of the Company shall be supplemented and amended by the provisions of Article IV of this Fifth Supplemental Indenture;

(d)	the provisions of Article Six of the Original Indenture regarding certain Events of Default shall be supplemented and amended by the provisions of Article V of this Fifth Supplemental Indenture;

(e)	the provisions of Article Five of the Original Indenture regarding Satisfaction, Discharge and Defeasance shall be supplemented and amended by the provisions of Article VI of this Fifth Supplemental Indenture;

(f)	the provisions of Article Eight of the Original Indenture regarding Consolidation, Merger or Sale shall be supplemented and amended by the provisions of Article VII of this Fifth Supplemental Indenture; and

(g)	the provisions of Article Nine of the Original Indenture regarding Supplemental Indentures shall be supplemented and amended by the provisions of Article VIII of this Fifth Supplemental Indenture.

Section 1.03 Designation and Amount of Notes.

The Notes shall be known and designated as the “3.500% Notes due 2027.” The initial maximum aggregate principal amount of the Notes that may be authenticated and delivered under this Fifth Supplemental Indenture shall not exceed $500,000,000, except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Section 2.02, 3.04, 3.05, 3.06 or 9.05 of the Original Indenture (unless the issue of the applicable series of Notes is “reopened” by issuing additional Notes of such series (the “Additional Notes”)), in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of the applicable series of Notes pursuant to Section 3.03 of the Original Indenture.

Section 1.04 Terms; Form of Security.

The Company shall issue any Additional Notes by adopting a Board Resolution in the manner set forth in Section 3.01 of the Original Indenture providing for the terms of such issuance. Notwithstanding the foregoing, the Notes are issuable in fully registered form as a global Security without coupons and shall be in substantially the form of Exhibit A. Upon request by the Depositary, within 14 days after the occurrence of any Event of Default specified in Section 6.01 of the Original Indenture, and Section 5.01 of this Fifth Supplemental Indenture, the Company shall execute, and the Trustee upon receipt of a Company Order shall authenticate and deliver, in exchange for the Notes in global form, the Notes in certificated form in authorized denominations for an aggregate principal amount requested by the Depositary up to the principal amount of the Notes in global form. The Notes are not issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of this Fifth Supplemental Indenture and the Company, by its execution and delivery of this Fifth Supplemental Indenture, expressly agrees to such terms and provisions and to be bound thereto. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and are not inconsistent with the provisions of the Indenture (and which do not affect the rights, duties or immunities of the Trustee), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed.

Section 1.05 Payment of Principal and Interest.

(a) The Notes shall mature, and the principal of the Notes shall be due and payable in Dollars to the Holders thereof, together with all accrued and unpaid interest thereon, on September 15, 2027.

(b) The Notes shall bear interest at 3.500% per annum from and including September 13, 2017 or from the most recent Interest Payment Date on which interest has been paid or provided for until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum. Interest on the Notes shall be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears in Dollars on March 15 and September 15 of each year, commencing on March 15, 2018 (each such date, an “Interest Payment Date” for the purposes of the Notes under this Fifth Supplemental Indenture). Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Depositary) at the close of business on March 1 or September 1, as the case may be (whether or not a Business Day), next preceding such Interest Payment Date (each such date, a “Regular Record Date” for the purposes of the Notes under this Fifth Supplemental Indenture).

(c) If an Interest Payment Date, the maturity date, any redemption date, or any earlier required repurchase date with respect to the Notes falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.

(d) For so long as the Notes are represented in global form by one or more global Securities, all payments of principal and interest shall be made by the Company by wire transfer of immediately available funds in Dollars to the Depositary or its nominee, as the case may be, as the registered owner of the global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal and interest in respect of such Notes shall be made by the Company by wire transfer of immediately available funds in Dollars to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the Corporate Trust Office of the Paying Agent; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

(e) The Notes shall trade in the Depositary’s Same-Day Funds Settlement System until Stated Maturity (or until they are subject to acceleration pursuant to Article VI of the Original Indenture) and secondary market trading activity in the Notes may be required by the Depositary to settle in immediately available funds.

(f) The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

Section 1.06 Ranking.

The Notes shall be general unsecured obligations of the Company. The Notes shall rank pari passu in right of payment with all unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company.

Section 1.07 Security Registrar and Paying Agent.

The Company hereby initially appoints the Trustee as Paying Agent and Security Registrar for the Notes. The Company may change the Paying Agent and Security Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Security Registrar. The Company initially appoints the Trustee to act as Depositary custodian with respect to Notes in global form. The Company has entered into a letter of representations with the Depositary with respect to Notes in global form in the form provided by the Depositary, and the Trustee and each agent are hereby authorized to act in accordance with such letter and the Depositary’s applicable procedures.

Section 1.08 Sinking Fund.

The Notes are not subject to any sinking fund.

ARTICLE II

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01 Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture.

(b) The following are definitions used in this Fifth Supplemental Indenture and to the extent that a term is defined both herein and in the Original Indenture, the definition in this Fifth Supplemental Indenture shall govern with respect to the Notes.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value of the obligation of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The present value of such obligation will be discounted at the rate of interest implicit in the terms of the lease involved in this Sale and Leaseback Transaction, as determined in good faith by the Company’s Board of Directors.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by all the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the Notes are rated Investment Grade by at least one of such Rating Agencies and is not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if any of the Rating Agencies making the reduction in rating that would otherwise be recognized by this definition does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the Company’s reincorporation in another state and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the series of the Notes to be redeemed (assuming the notes matured on June 15, 2027) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming the notes matured on June 15, 2027).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Consolidated Net Tangible Assets” means, as determined at any time, the aggregate amount of assets included on the Company’s consolidated balance sheet, less applicable reserves, after deducting therefrom:

(a) all current liabilities of the Company and its Subsidiaries, which includes current maturities of long-term indebtedness; and

(b) the total of the net book values of all assets of the Company and its Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles, in each case, as of the end of the last fiscal quarter for which internal financial information is available at the time of the calculation and after giving pro forma effect to any investments, acquisitions or dispositions occurring subsequent to such date, as well as any transaction giving rise to the need to calculate Consolidated Net Tangible Assets (including the application of the proceeds therefrom, as applicable).

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Prospectus” means the Company’s final prospectus supplement dated September 8, 2017, together with the base prospectus dated September 5, 2017, relating to the offering and sale of the Notes.

“Quotation Agent” means any Reference Treasury Dealer appointed by the Company.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of such Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) at least four other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing or use by the Company or any Subsidiary of any Principal Property (other than any arrangement among the Company and its Subsidiaries), whether owned at the date of the Original Indenture or thereafter acquired, excluding temporary leases of a term, including any renewal period, of not more than three years, which Principal Property has been or is to be sold or transferred by the Company or a Subsidiary to a Person with an intention of taking back a lease of the property.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 2.02 Other Definitions.

Term	Defined in Section

“Additional Notes”	1.03

“Authorized Officers”	9.10

“Change of Control Payment Date”	4.01(a)

“Company”	Introduction

“Electronic Means”	9.10

“Fifth Supplemental Indenture”	Introduction

“Indenture”	Recitals

“Instructions”	9.10

“Interest Payment Date”	1.05(b)

“Notes”	Recitals

“Original Indenture”	Recitals

“Regular Record Date”	1.05(b)

“Second Change of Control Payment Date”	4.01(f)

“security interest”	4.02

“Successor Company”	7.01(a)

“Trustee”	Introduction

ARTICLE III

REDEMPTION

Section 3.01 Optional Redemption.

(a) Prior to June 15, 2027, the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, on and after June 15, 2027, the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the Regular Record Date in accordance with the Notes and the Indenture.

(b) Notice of any redemption will be mailed (or with respect to global Securities, to the extent permitted or required by applicable Depositary procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed by the Company or by the Trustee on the Company’s behalf; provided that notice of redemption may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the Depositary, in the case of Notes represented by a global Security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global Security. Calculation of the redemption price will be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

ARTICLE IV

COVENANTS

Section 4.01 Change of Control.

(a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the applicable series of Notes, the Company will make an offer to each Holder of such Notes to repurchase all or any part (in integral multiples of $1,000) of that Holder’s applicable series of Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control (whether or not a Below Investment Grade Rating Event has occurred), the Company will mail (or with respect to global Securities, to the extent permitted or required by applicable Depositary procedures or regulations, send electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(b) The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(c) On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer;

(ii)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

(d) The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

(e) The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(f) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a change of control offer as described in this Section 4.01 and the Company, or any third party making such an offer in lieu of the Company as described in Section 4.01(e), purchase all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the offer described in this Section 4.01, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the price paid to Holders on the Change of Control Payment Date plus accrued and unpaid interest to, but excluding, the Second Change of Control Payment Date.

Section 4.02 Restrictions on Secured Debt. Solely for purposes of the Notes, Section 10.09 of the Original Indenture is hereby replaced in its entirety with the following:

The Company shall not at any time create, incur, assume or guarantee, and shall not cause or permit a Subsidiary to create, incur, assume or guarantee, any Secured Debt without making effective provision (and the Company covenants that in such case it will make or cause to be made such effective provision) whereby the Notes then Outstanding shall be secured by the mortgage, security interest, pledge, lien or encumbrance (a “security interest”) relating to such Secured Debt equally and ratably with or, at the option of the Company, prior to, any and all other obligations and indebtedness thereby secured, so long as any such other obligations and indebtedness shall be so secured; provided, however, that the foregoing covenants shall not be applicable to the following:

(a) any security interest existing on the issue date of the Notes;

(b) any security interest securing the Notes;

(c) any security interest on current assets (as determined by reference to those assets classified as current on the Company’s most recently available consolidated balance sheet) securing indebtedness incurred to finance working capital requirements, provided, however, that the indebtedness secured by such security interest does not mature later than 270 days from the date incurred;

(d) any security interest on any property, plant or equipment acquired by the Company or a Subsidiary (including through merger or consolidation) and created within 270 days after the acquisition to secure or provide for the payment of all or any part of the purchase price of the property;

(e) any security interest on any property, plant or equipment improved or constructed by the Company or a Subsidiary and created within 270 days after the later of the commencement of operations of such property, plant or equipment or completion of such construction or any repairs, additions or other improvements thereon, to secure or provide for the payment of all or any part of the cost of such construction or repairs, additions or other improvements;

(f) any security interest existing on property at the time of acquisition by the Company or a Subsidiary (including through merger or consolidation);

(g) any security interest in respect of Sale and Leaseback Transactions permitted under Section 4.03;

(h) any security interest existing on the property, shares or indebtedness of a corporation at the time it becomes a Subsidiary, but not created in anticipation of the transaction in which the corporation becomes a Subsidiary;

(i) any security interest on the property, shares or indebtedness of a corporation existing at the time the corporation is merged or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of a corporation to the Company or a Subsidiary, but not created in anticipation of any such transaction;

(j) any security interest in favor of the Company or any of its Subsidiaries;

(k) any security interest in favor of any U.S. or foreign government or governmental body to secure payments of any amounts owed under contract or statute or to secure indebtedness incurred for the purpose of financing the purchase price or cost of construction;

(l) any security interest resulting from the deposit of funds in trust for the purpose of defeasance or satisfaction and discharge of debt securities of the Company or its Subsidiaries; or

(m) any extensions, renewals or replacements of any of the security interests referred to above provided that the amount of Secured Debt to be secured in such extension, renewal or replacement shall not exceed the then sum of (i) the outstanding principal amount at the time of such extension, renewal or replacement and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such extension, renewal or replacement. The extension, renewal or replacement of such security interest shall be limited to the assets which secured the security interest so extended, renewed or replaced (including any improvements on such assets).

Notwithstanding the foregoing provisions of this Section 4.02, the Company and any one or more Subsidiaries may create, incur, assume or guarantee Secured Debt without equally and ratably securing the Notes to the extent that the sum of (i) the amount of all Secured Debt then outstanding, other than Secured Debt referred to in subsections (a)-(m) of Section 4.02, plus (ii) the amount of Attributable Debt in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions permitted under Section 4.03, does not at the time exceed the greater of 15% of Consolidated Net Tangible Assets and $100,000,000.

Section 4.03 Restrictions on Sale and Leaseback Transactions. Solely for purposes of the Notes, Section 10.10 of the Original Indenture is hereby replaced in its entirety with the following:

The Company shall not, and will not cause or permit any Subsidiary to, enter into any Sale and Leaseback Transaction unless at the effective time of such Sale and Leaseback Transaction:

(a) the Company or such Subsidiary would be entitled, without equally and ratably securing the Notes, to incur Secured Debt secured by a mortgage or security interest on the Principal Property to be leased pursuant to Section 4.02;

(b) the Company or such Subsidiary would be entitled, without equally and ratably securing the Notes, to incur Secured Debt in an amount at least equal to the Attributable Debt in respect of such Sale and Leaseback Transaction; or

(c) the Company shall apply an amount equal to net proceeds from the Sale and Leaseback Transaction, within 180 days after the effective date of such Sale and Leaseback Transaction, (i) to the prepayment or retirement of Securities or other indebtedness for borrowed money which was recorded as Funded Debt of the Company and its Subsidiaries as of the date of its creation and which, in the case of such indebtedness of the Company, is not subordinate and junior in right of payment to the prior payment of Securities or (ii) to the prepayment or retirement of any mortgage, lien or other security interest in the Principal Property existing prior to such Sale and Leaseback Transaction; provided, however, that the amount to be so applied to the retirement of such indebtedness shall be reduced by:

(i)	the aggregate principal amount of any Securities delivered within 180 days of the effective date of any such Sale and Leaseback Transaction to the Trustee for retirement, and

(ii)	the aggregate principal amount of such indebtedness (other than any Securities) retired by the Company or a Subsidiary within 180 days of the effective date of any such Sale and Leaseback Transaction.

ARTICLE V

EVENTS OF DEFAULT

Section 5.01 Events of Default.

The Events of Default shall apply to the Notes, except that solely for purposes of the Notes, Sections 6.01(7) and (8) of the Original Indenture are hereby replaced in their entirety with the following:

“(7) acceleration of Indebtedness of the Company or any Significant Subsidiary aggregating more than $100 million so that such Indebtedness becomes due prior to the date on which the same would otherwise become due and payable, unless such acceleration is rescinded, annulled or otherwise cured prior to the giving of the notice referred to in the first paragraph of Section 6.02 with respect to the Securities of such series; or

(8) final and nonappealable judgments or orders to pay, in the aggregate at any one time, more than $100 million rendered by a court of competent jurisdiction against the Company or a Significant Subsidiary, continued for 90 days (during which execution shall not be effectively stayed or bonded) without discharge or reduction to $100 million or less; or”.

ARTICLE VI

SATISFACTION, DISCHARGE AND DEFEASANCE

Section 6.01 of the Original Indenture shall apply to the Notes, except that solely for purposes of the Notes, the following shall be deleted and shall be of no force or effect with respect to the Notes:

“In addition, the Opinion of Counsel shall be to the effect that Holders of the Securities and Coupons, if any, of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this Section 5.01 and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such option had not been exercised and must refer to and be based upon a ruling of the Internal Revenue Service.”

ARTICLE VII

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Solely for purposes of the Notes, Article VIII of the Original Indenture is hereby replaced in its entirety with the following:

Section 7.01 Consolidation, Merger, Sale or Conveyance. Nothing contained in the Indenture or the Notes shall prevent any consolidation or merger of the Company with or into any other corporation, entity, corporations or entities (whether or not affiliated with the Company), or successive consolidations or mergers in which the Company or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance or lease of all or substantially all of the property of the Company to any other corporation or entity (whether or not affiliated with the Company) authorized to acquire and operate the same; provided, however, and the Company hereby covenants and agrees, that any such consolidation, merger, sale or conveyance or lease shall be upon the conditions that (a) the corporation or entity (if other than the Company) formed by or surviving any such consolidation or merger, or to which such sale, conveyance or lease shall have been made, shall be a corporation organized or existing under the laws of the United States, any State thereof or the District of Columbia; (b) the due and punctual payment of the principal of, premium, if any and interest, if any, on the Notes, and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Company, shall be expressly assumed by supplemental indenture satisfactory in form to the Trustee executed and delivered to the Trustee, by the corporation or entity (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or by the corporation or entity which shall have acquired or leased such property; (c) immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing; and (d) the Company shall deliver or cause to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that such merger, consolidation, sale conveyance, or lease complies with the Indenture, and an Opinion of Counsel stating that the Notes and the Indenture constitute valid and legally binding obligations of the Company or the corporation or entity (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or by the corporation or entity which shall have acquired or leased such property, as applicable, subject to customary exceptions.

Section 7.02 Successor to Be Substituted. In case of any such consolidation, merger, sale, conveyance or lease and upon the assumption by the successor corporation or entity, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and interest, if any, on Notes and the due and punctual performance of all the covenants and conditions of the Indenture to be performed by the Company, such successor corporation or entity shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the Company (including any intervening successor to the Company which shall have become the obligor hereunder) shall, except in the case of a lease, be relieved of any further obligation under the Indenture and the Notes; provided, however, that in the case of a sale or conveyance of all or substantially all of the property of the Company (including any such intervening successor) in connection with which there is not a plan providing for the complete liquidation of the Company (including any such intervening successor), the Company (including any such intervening successor) shall continue to be liable on its obligations under the Indenture and the Notes to the extent of liability to pay the principal of and interest, if any, on the Notes at the time, places and rate prescribed in the Indenture and the Notes. Such successor corporation or entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the Notes which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor corporation or entity instead of the Company and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Notes which such successor corporation or entity thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Notes had been issued at the date of the initial issuance of the Notes.

In case of any such consolidation, merger, sale, conveyance or lease such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued, as may be appropriate and consented to by the Trustee.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 9.01 of the Original Indenture shall apply to the Notes, except that solely for purposes of the Notes, Section 9.01(12) of the Original Indenture is hereby deleted and replaced in its entirety with the following:

“(12) to make provision with respect to the conversion rights of Holders pursuant to the requirements of Section 4.05; or

(13) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act; or

(14) to conform the provisions of this Indenture or the Securities to the “Description of Notes” and the “Description of Debt Securities” sections in the Prospectus, as set forth in an Officers’ Certificate delivered to the Trustee stating that such provision was intended to be a verbatim recitation of a provision of this Indenture.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Trust Indenture Act Controls.

If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Fifth Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 9.02 Notices.

Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company:

Hasbro, Inc.

1027 Newport Avenue

Pawtucket, Rhode Island 02861

Attention: Chief Legal Officer and Corporate Secretary

Facsimile: (401) 431-8697

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Michael J. Zeidel

Facsimile: (212) 735-3000

if to the Trustee:

The Bank of New York Mellon Trust Company, National Association

500 Ross Street, 12th Floor

Pittsburgh, PA 15262

Attention: Corporate Trust Administration

Facsimile: (412) 234-8377

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 9.03 Governing Law; Jury Trial Waiver.

THIS FIFTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIFTH SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.04 No Personal Liability of Directors, etc.

None of the Company’s directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of the Company’s obligations under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 9.05 Successors.

All agreements of the Company in the Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

Section 9.06 Multiple Originals.

The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Fifth Supplemental Indenture. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 9.07 Table of Contents; Headings.

The table of contents and headings of the Articles and Sections of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 9.08 Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness and shall have no liability with respect thereto. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the Company’s use of the proceeds from the Notes or for monies paid over to the Company pursuant to this Fifth Supplemental Indenture. The Trustee shall have no responsibility or liability with respect to any information, statement or recital in any offering memorandum, prospectus, prospectus supplement or other disclosure material prepared or distributed with respect to the issuance of the Notes. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Fifth Supplemental Indenture.

Section 9.09 Adoption, Ratification and Confirmation.

The Original Indenture, as supplemented and amended by this Fifth Supplemental Indenture is in all respects hereby adopted, ratified and confirmed.

Section 9.10 Electronic Transmissions.

The Company agrees that the Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized

Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method or methods selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to them a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services under the Indenture.

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed as of the date first written above.

HASBRO, INC.

By:	/s/ Deborah M. Thomas
Name: Deborah M. Thomas
Title: Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Tarnas
Name: R. Tarnas
Title: Vice President

EXHIBIT A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP: 418056AV9

ISSUE DATE: September 13, 2017

HASBRO, INC.

3.500% NOTES DUE 2027

$500,000,000	No.: R-1

Hasbro Inc., a Rhode Island corporation (herein called the “Company”), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) or such other principal amount as shall be set forth on Schedule I hereto on September 15, 2027 and to pay interest thereon at the rate of 3.500%, or as may be adjusted pursuant to the terms hereof, per annum from September 13, 2017 or from the most recent interest payment date to which interest has been paid or duly provided for, on March 15 and September 15 of each year, commencing March 15, 2018 (each an “Interest Payment Date”), until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which will be the March 1 and September 1, as the case may be, immediately preceding each Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and either may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture. Payment of the principal of and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal and interest at maturity will be made against presentation of this Note at the principal corporate trust office of the Trustee (the “Corporate Trust Office”) (or such other office as may be established pursuant to the Indenture), by check or wire transfer.

All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indenture dated as of March 15, 2000 (the “Original Indenture”), as supplemented by the Fifth Supplemental Indenture dated as of September 13, 2017 (together with the Original Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association as trustee (herein called the “Trustee,” which term includes any successor Trustee under the Indenture).

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the manual or facsimile signature of its Senior Vice President and Treasurer, under its corporate seal reproduced hereon and attested by the manual or facsimile signature of its Assistant Secretary.

Date: September 13, 2017

HASBRO, INC.

By:
	Name:	Deborah M. Thomas
	Title:	Executive Vice President and Chief Financial Officer

ATTEST:

Name: Tarrant L. Sibley
Title: Assistant Secretary

Trustee’s Certificate of Authentication

This is one of the Notes described in the Indenture.

Dated: September 13, 2017

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse of Note)

HASBRO, INC.

3.500% NOTES DUE 2027

1. Interest. The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above, as may be adjusted as set forth below. The Company will pay interest semi-annually on March 15 and September 15 of each year, beginning March 15, 2018. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid from September 13, 2017; provided, that, if there is no existing Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders of the Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date (whether or not a Business Day). The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

If an Interest Payment Date, the maturity date, any redemption date, or any earlier required repurchase date with respect to the Notes falls on a day that is not a Business Day, the payment will be made on the next Business Day with the same force and effect as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.

3. Registrar and Agents. Initially, The Bank of New York Mellon Trust Company, National Association will act as Registrar, Paying Agent and agent for service of notices and demands. The Company or any of its Subsidiaries may act as Paying Agent. The address of The Bank of New York Mellon Trust Company, National Association is 500 Ross Street, 12th Floor, Pittsburgh, PA 15262.

4. Indenture. The Company issued the Notes under the Indenture dated as of March 15, 2000 (the “Original Indenture”, and as supplemented by the Fifth Supplemental Indenture dated as of September 13, 2017, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, 15 U.S.C. ss.ss. 77aaa-77bbbb (the “TIA”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and the Holders of the Notes are referred to the Indenture and the TIA for a statement of them. To the extent that any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption by the Company. Prior to June 15, 2027, the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, on and after June 15, 2021, the Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the Regular Record Date in accordance with the Notes and the Indenture.

Notice of any redemption will be mailed (or with respect to global Securities, to the extent permitted or required by applicable Depositary procedures or regulations, sent electronically) at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed by the Company or by the Trustee on the Company’s behalf; provided that notice of redemption may be mailed or sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the Depositary, in the case of Notes represented by a global Security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global Security. Calculation of the redemption price will be made by the Company or on the Company’s behalf by such Person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the Notes to be redeemed (assuming the Notes matured on June 15, 2027) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming the Notes matured on June 15, 2027).

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four of such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means any Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) at least four other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

6. Change of Control Repurchase Event. If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control (whether or not a Below Investment Grade Rating Event has occurred), the Company will mail (or with respect to global Securities, to the extent permitted or required by applicable Depositary procedures or regulations, send electronically) a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Company’s offer;

(ii)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a change of control offer as described above and the Company, or any third party making such an offer in lieu of the Company as described in this paragraph 6, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party shall have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the offer described in this paragraph 6, to redeem all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the price paid to Holders on the Change of Control Payment Date plus accrued and unpaid interest to, but excluding, the Second Change of Control Payment Date.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by all the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the

Notes are rated Investment Grade by at least one of such Rating Agencies and is not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if any of the Rating Agencies making the reduction in rating that would otherwise be recognized by this definition does not announce or publicly confirm or inform the Company the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries; or

(2) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the Company’s reincorporation in another state and (ii) the Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization,” within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

7. Convertibility. The Notes are not Convertible Debt Securities.

8. Sinking Fund. The Notes are not subject to any sinking fund.

9. Governing Law. The Notes and the Indenture shall be deemed to be contracts made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said state without regard to the conflict of laws principles thereof.

10. Defeasance and Covenant Defeasance. In accordance with Section 5.03 of the Indenture, the Company may elect under certain conditions either (A) to defease and be discharged from any and all obligations with respect to the Notes (except as otherwise provided in the Indenture) (“defeasance”) or (B) with respect to such Notes, to be released from its obligations with respect to such Notes relating to restrictions on secured debt and restrictions on Sale and Leaseback Transactions, pursuant to Sections 10.09 and 10.10 of the Original Indenture, respectively, (“covenant defeasance”), upon the irrevocable deposit with the Trustee, in trust for such purpose, of money, and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest, if any, on such Notes on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Holders of such Notes will not recognize income, gain or loss, for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service) and (ii) if the deposit referred to above shall include U.S. Government Obligations, such deposit shall not result in the Company, the Trustee or such trust being regulated as an “investment company,” under the Investment Company Act of 1940, as amended.

11. Denominations, Transfer, Exchange. The Notes shall be known and designated as the “3.500% Notes due 2027.” The initial maximum aggregate principal amount of the Notes that may be authenticated and delivered under the Fifth Supplemental Indenture shall not exceed $500,000,000 except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Section 2.02, 3.04, 3.05, 3.06 or 9.05 of the Original Indenture (unless the issue of this series of Notes is “reopened” by issuing additional Notes of such series (the “Additional Notes”)), in an amount or amounts and registered in the names of such Persons as shall be set forth in any written order of the Company for the authentication and delivery of the Notes pursuant to Section 3.03 of the Original Indenture. The Notes are issuable in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 thereof. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

13. Amendment and Waiver. Subject to certain exceptions, without notice to the Holders of the Notes, the Indenture or the Notes may be amended with the consent of (i) the Holders of not less than a majority in principal amount of the Outstanding Securities, or (ii) in case less than all of the several series of Outstanding Securities are affected by such amendment, the Holders of not less than a majority in principal amount of each series so affected voting as a single class; and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of or notice to any Holder of Notes, the Company and the Trustee may amend the Indenture or the Notes to, among other things, cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision of the Indenture, or make any other provisions with respect to matters or questions arising under the Indenture, provided that such other provision does not adversely affect the interests of the Holders in any material respect.

14. Defaults and Remedies. If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it, subject to the provisions of the TIA, before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in writing in its exercise of any trust or power with respect to the Notes.

15. Trustee Dealings with the Company. The Bank of New York Mellon Trust Company, National Association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

16. No Recourse Against Others. No stockholder, director, officer or incorporator, as such, past, present or future, of the Company or any successor corporation or trust shall have any liability for any obligation of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes.

17. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= Custodian), AND U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to: Hasbro, Inc. 1027 Newport Avenue, Pawtucket, Rhode Island 02861, Attention: General Counsel.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _______________________________ attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in Principal Amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian